Exhibit 99.01

News Release

Date:	Thursday, October 1, 2009

Contact:	Greg Gibson, Chief Executive Officer (828) 243-5175

Release Date:	For Immediate Release

1st Financial Services Corporation Announces Termination of Merger Agreement

HENDERSONVILLE, N.C. / October 1 / PRNewswire / 1st Financial Services Corporation (OTCBB:FFIS), parent company of Mountain 1st Bank & Trust Company reported today that, on October 1, it was notified by AB&T Financial Corporation (“AB&T”) that AB&T had chosen to terminate the Agreement and Plan of Merger between the two companies pursuant to provisions of the agreement which permitted either party to terminate if the proposed merger of AB&T into 1st Financial was not completed by September 30, 2009.

Gregory L. Gibson, Chief Executive Officer of 1st Financial, stated that “Our merger with AB&T was not completed by September 30 because required regulatory approvals had not been obtained, and, in light of the dramatic changes over the past year in the bank regulatory environment and regulators’ policies and procedures for the review and approval of applications, it was not clear when or if our application would be approved.”

1st Financial is the bank holding company for Mountain 1st Bank & Trust Company, a state-chartered bank headquartered in Hendersonville, North Carolina.

Statements in this press release regarding our expectations or beliefs about future events or results or that are not descriptions of historical facts, may be “forward-looking statements.” Shareholders are cautioned that forward-looking statements are based on assumptions and are inherently subject to risks and uncertainties, and results or events that actually occur could differ materially from those currently anticipated, or that are described in or implied by forward-looking statements, due to a number of factors. Although we believe the expectations reflected in the forward-looking statements are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from current projections, and we undertake no obligation to revise these statements following the date of this press release. As a result, shareholders are cautioned not to place undue reliance on these forward-looking statements.

SOURCE: 1st Financial Services Corporation